CERTIFICATE OF FORMATION OF STATUTORY TRUST

                                       of

                             PIONEER SERIES TRUST IV


         THIS Certificate of Formation of Statutory Trust of Pioneer Series Trust IV (the "Trust"), dated June 28, 2005, is being duly executed and filed by the undersigned trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. ss. 3801, et seq).

1.       Name. The name of the statutory trust formed hereby is Pioneer Series
         Trust IV.

2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Company, c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.The name of the Trust's registered agent at such address is Corporation Trust Company.

3. Effective Date. This Certificate of Formation of Statutory Trust shall be effective upon the date and time of filing.

4. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

5. Address of Trustee. Osbert M. Hood, c/o Pioneer Investment Management USA, Inc., 60 State Street, Boston, Massachusetts, 02109.













                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the undersigned being the sole Trustee of the Trust has executed this instrument as of this 28th day of June, 2005.



By:/s/ Osbert M. Hood
---------------------
Osbert M. Hood,
as Trustee and not individually